Lawson Products, Inc. Announces First Quarter 2009 Results
Company implements further cost control initiatives

DES PLAINES, Ill.—(BUSINESS WIRE)—April 30, 2009—Lawson Products, Inc. (NASDAQ:LAWS) (the “Company”), a distributor of services, systems and products to the MRO and OEM marketplaces, today announced results for the first quarter of 2009.

First Quarter 2009 Highlights

•	Revenue for the quarter was $99.4 million.

•	Cash flow from operations for the quarter was $1.7 million.

•	Company continues to progress with cost control initiatives, and recently announced an 11% headcount reduction, the closing of its Dallas, Texas distribution facility and an 85% dividend cut.

•	Balance sheet remains strong with positive cash flow and ample liquidity including significant availability under its bank credit facility to fund operations during challenging economic times.

The continuing slowdown in the global economy significantly impacted net sales for the quarter, which were $99.4 million, compared to net sales of $125.9 million for the prior year period. Gross profit declined to $54.2 million in the first quarter of 2009, a $19.9 million decline from the year ago quarter. Gross profit margins declined to 54.5% for the quarter as compared to 58.9% in the first quarter of 2008, resulting primarily from an increasingly competitive pricing environment, a change in the sales mix to lower margin products and an increase in inventory reserves. Selling, general and administrative expenses decreased by $8.2 million or 12.6% to $56.6 million as compared to $64.8 million in the first quarter 2008, primarily due to lower compensation expense including sales commissions.

Operating loss for the first quarter of 2009 was $9.0 million compared to operating income of $7.9 million in 2008. Restructuring charges and additional costs related to the settlement of the investigation by the U.S. Attorney’s Office for the Northern District of Illinois, totaled $6.5 million in 2009 and $1.3 million in 2008. Excluding the effect of these charges, adjusted operating loss was $2.5 million as compared to adjusted operating income of $9.3 million in 2008.

The Company reported a net loss of $5.9 million, which compared to net income of $4.4 million in the first quarter of 2008. Net loss per share was $0.70 for the first quarter of 2009, compared to net income of $0.51 per share a year ago.

During the first quarter of 2009 the Company continued to implement aggressive cost reduction measures in response to current economic conditions. These cost reduction measures include:

•	Streamlined the supply chain by closing the Charlotte, NC distribution facility and announcing the closure of its Dallas, Texas distribution center, expected to be substantially completed in the second quarter.

A total reduction of the Company’s work force of approximately 11%, or roughly 150 employees.

•	The reduction of the Company’s quarterly dividend from $0.20 to $0.03.

Thomas Neri, President and Chief Executive Officer commented, “While the global economic recession continues to impact our business, we remain committed to making aggressive cost decisions that will better position Lawson to emerge as a stronger company than it was when we entered this challenging period. We have taken decisive actions since the beginning of the year to better align our cost structure with today’s realities. These cost reduction measures are expected to result in future annualized savings of between $10 million and $12 million beginning in the second quarter of 2009. We expect approximately two-thirds of the annualized amount to be realized during the balance of the year.”

Neri concluded, “Beyond our cost initiatives, we continue to position the company for long-term sales and earnings growth. We are focused on improving sales through our ‘Smarter Maintenance’ value proposition, providing our customers inventory management, technical expertise and quality engineered products. In addition, we are implementing numerous initiatives at all levels of the organization that will allow us to better serve our customers while streamlining non-value added activities. These improvements will strengthen Lawson and make sure it is well-equipped to take advantage of future opportunities.”

About Lawson Products, Inc.
Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues,” “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the December 31, 2008 Form 10-K filed on March 11, 2009. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)
	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2009	2008
Net sales	$99,381	$125,870
Cost of goods sold	45,214	51,742

Gross profit	54,167	74,128

Operating expenses:
Selling, general and administrative expenses	56,632	64,828
Severance and other charges	6,452	602
Settlement related costs	49	751

Operating (loss) income	(8,966)	7,947
Other income	725	108
Interest expense	(74)	(229)

(Loss) income from continuing operations before income taxes	(8,315)	7,826

Income tax (benefit) provision	(2,396)	3,302

(Loss) income from continuing operations	(5,919)	4,524

Loss from discontinued operations, net of income taxes	(29)	(155)

Net (loss) income	$(5,948)	$4,369

Basic (loss) income per share of common stock:
Continuing operations	$(0.70)	$0.53
Discontinued operations	—	(0.02)

	$(0.70)	$0.51

Diluted (loss) income per share of common stock:
Continuing operations	$(0.70)	$0.53
Discontinued operations	—	(0.02)

	$(0.70)	$0.51

Cash dividends declared per share of common stock	$0.03	$0.20

Weighted average shares outstanding:
Basic	8,522	8,522

Diluted	8,522	8,523

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,255	$4,300
Accounts receivable, less allowance for doubtful accounts	43,423	48,634
Inventories	82,389	86,435
Miscellaneous receivables and prepaid expenses	13,383	11,812
Deferred income taxes	6,454	6,127
Property held for sale	1,799	—
Discontinued current assets	329	296

Total current assets	156,032	157,604

Property, plant and equipment, less accumulated depreciation and amortization	44,812	47,783
Cash value of life insurance	16,840	17,970
Deferred income taxes	18,154	18,159
Goodwill	26,876	25,748
Other	3,831	3,732

Total assets	$266,545	$270,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,988	$16,334
Settlement payable – current	10,000	10,000
Accrued expenses and other liabilities	33,418	41,205
Discontinued current liabilities	59	53

Total current liabilities	62,465	67,592
Revolving line of credit	13,050	7,700
Security bonus plan	25,832	26,218
Deferred compensation	11,837	11,301
Settlement payable — noncurrent	10,000	10,000
Other	10,332	9,441

	71,051	64,660

Total Stockholders’ Equity	133,029	138,744

Total liabilities and stockholders’ equity	$266,545	$270,996

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
REGULATION G GAAP RECONCILIATION
RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING (LOSS) INCOME

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2009 and 2008. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

(Amounts in thousands)
(Unaudited)
	Three Months Ended March 31,
	2009	2008
Operating (loss) income, as reported per GAAP	$(8,966)	$7,947
Severance and other charges (1)	6,452	602
Settlement related costs (2)	49	751

Adjusted non-GAAP operating (loss) income	$(2,465)	$9,300

(1)	Severance and other charges reflect costs associated with the 11% reduction in force and the closure of the Charlotte, North Carolina and Dallas, Texas distribution centers.

(2)	Legal and other related expenses associated with the investigation by the U.S. Attorney’s Office for the Northern District of Illinois.

Contact: Lawson Products, Inc.
F. Terrence Blanchard
847-827-9666, ext. 2269